Exhibit (d)(2)

October 15, 2019

CONFIDENTIAL

Astellas Pharma Inc.

2-5-1, Nihonbashi-Honcho, Chuo-ku, Tokyo

103-8411, Japan

Ladies and Gentlemen:

In connection with discussions between Astellas Pharma Inc. (“you”) and Audentes Therapeutics, Inc. (the “Company” and collectively with you, the “parties”) of a possible negotiated acquisition transaction (a “Transaction”), the Company may furnish to you certain information that is proprietary, non-public and/or confidential concerning the Company, its affiliates or subsidiaries and/or its business, including Confidential Information (as defined below in Section 1).

1. As a condition to furnishing such information to you, the Company requires that you agree to treat, and direct your Representatives (as defined below in this Section 1) to treat, confidentially any information and data (including, without limitation, forecasts, projections, financial or business plans, information regarding products and product development plans, information regarding tests, pre-clinical studies and clinical trials and the results thereof, information regarding regulatory matters and communications with regulators, marketing plans, information regarding customers, partners, licensees, employees, contracts and contract terms, and information regarding inventions, processes, intellectual property, patent applications and know-how), whether prepared by a party, its affiliates, subsidiaries, agents, advisors or otherwise, and whether oral, written or electronic, that the Company or any of its Representatives may hereafter furnish to you or your Representatives, or is otherwise received by you or your Representatives through due diligence investigation or discussions with employees or other Representatives of the Company, together with all portions of analyses, summaries, notes, forecasts, studies, data and other documents and materials in whatever form maintained, whether prepared by the Company or you or their respective Representatives or others, which contain or reflect, or are generated from, any such information (being collectively referred to herein as “Confidential Information”), and to take or abstain from taking certain other actions set forth herein. As used herein, the term “Representative” means, when used with respect to any party, such party’s subsidiaries and affiliates and existing lenders and its and its subsidiaries’ and affiliates’ and existing lenders’ respective directors, officers, employees, affiliates, consultants, attorneys, agents, counsel, advisors and other representatives; provided that the term “Representative” with respect to you shall not include any potential debt financing sources (other than your existing lenders) without the Company’s prior written consent not to be unreasonably withheld, delayed or conditioned (and, upon such consent, shall be so included).

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October 15, 2019

2. The term “Confidential Information” does not include information that (a) is already known to you or any of your Representatives or in your or their possession as shown by your or their files and records immediately prior to the time of disclosure pursuant to this letter agreement; provided that such information is not known by you or any of your Representatives to be subject to a legal, contractual or fiduciary obligation of confidentiality to the Company with respect to such information that would be breached by such transmission, (b) is or becomes generally available to the public other than as a result of a breach of the terms hereof by you or your Representatives, (c) is received by you or your Representatives on a non-confidential basis from a source other than the Company or its Representatives; provided that such source is not known by you or any of your Representatives to be bound by a legal, contractual or fiduciary obligation of confidentiality to the Company or any other party with respect to such information that would be breached by such transmission, or (d) is independently developed by you or your Representatives without reference to, reliance on or use of any Confidential Information as reasonably shown by your files and records.

3. You hereby agree that the Confidential Information will be used by you and your Representatives solely for the purpose of evaluating, proposing, negotiating and/or potentially consummating a possible negotiated Transaction and for no other purpose, and will be kept confidential by you and your Representatives and will not be disclosed to any other person; provided that any of such information may be disclosed to your Representatives who you determine in good faith need to know such information solely for the purpose of evaluating, proposing, negotiating and/or potentially consummating any such possible Transaction and who have been advised of this letter agreement and the confidential nature of the Confidential Information and Transaction Information (as defined below in Section 7) and are bound by confidentiality and non-use obligations with respect to the Confidential Information and Transaction Information that are no less onerous than those set forth in this letter agreement. Any action by any of your Representatives that would constitute a breach of this letter agreement if taken by you shall be deemed to constitute a breach of this letter agreement by you. Confidential Information shall remain the property of the Company, and disclosure to you shall not confer on you any rights (including any intellectual property rights) with respect to such Confidential Information, other than rights specifically set forth in this letter agreement. You agree that you will take reasonable measures to protect the secrecy of and avoid disclosure or use of Confidential Information consistent with the same degree of care that you utilize to protect your own confidential Information of a similar nature in order to prevent it from falling into the public domain or the possession of any person or entity other than those persons or entities authorized hereunder to have any such information. You also agree to notify the Company in writing promptly of any disclosure, misuse or misappropriation of the Confidential Information in breach of this letter agreement that comes to your attention.

4. You hereby acknowledge that you are aware, and that you will advise your Representatives who are informed or, to your knowledge, become aware of the matters that are the subject of this letter, that the United States securities laws prohibit any person who has received from an issuer material, nonpublic information from purchasing or selling securities of such issuer or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

5. In the event that you or any of your Representatives receives a request, or is legally required, to disclose all or any part of the information contained in the Confidential Information (or to make any disclosure of information, including Transaction Information, otherwise prohibited by this letter agreement) under the terms of a subpoena or order issued by a court or governmental or regulatory body of competent jurisdiction or under any applicable law, regulation, governmental proceeding or stock exchange rule, you agree to (a) except to the extent prohibited by applicable

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October 15, 2019

law, as promptly as reasonably practicable notify the Company of the existence, terms and circumstances surrounding such a request or requirement so that the Company may, at its expense, seek an appropriate protective order or other remedy and/or waive your compliance with the applicable provisions of this letter agreement (and, if the Company seeks such an order or other remedy, you agree to provide such cooperation as the Company may reasonably request at its expense) and (b) if you determine in good faith after consultation with your legal counsel disclosure of such information is legally required, notify the Company in writing of such information to be disclosed as far in advance of its disclosure as practicable, exercise reasonable best efforts to preserve the confidentiality of such information (including cooperating with the Company to obtain an order or other reliable assurance that confidential treatment will be accorded to such of the disclosed information that the Company so designates) and then disclose only that portion of such Confidential Information or Transaction Information, as the case may be, that is legally required to be disclosed. In any event, you agree that you will not oppose any action by the Company to obtain an appropriate protective order or other remedy with respect to such information.

6. Without the prior written consent of the Company, you will not, and will direct your Representatives not to, enter into any agreement, arrangement or understanding with any other person that would reasonably be expected to prevent in any manner, directly or indirectly, such person from making a proposal for, or engaging in discussions, conducting due diligence or entering into an agreement with respect to, any potential acquisition transaction between such person and the Company or providing equity or debt financing in connection with a potential acquisition transaction involving the Company; provided that, subject to obtaining the Company’s prior written consent with respect to including any potential debt financing source as your Representative as provided in Section 1, nothing shall prohibit or restrict you from entering into customary “tree” arrangements with such financing institutions by which a deal team at each institution works on obtaining or providing potential debt financing for you for the Transaction (and is not permitted to work on obtaining or providing potential debt financing for any other bidder pursuing the Transaction, but other deal teams at such institution may do so, provided that they do not have access to Confidential Information). You represent and warrant that, except as disclosed to the Company or its legal advisors prior to your execution of this letter agreement, neither you nor any Representative of yours have, prior to your execution of this letter agreement, taken any of the actions referred to in this Section 6.

7. Each of the parties hereto agrees that it will not, and will direct its Representatives not to, disclose to any person (other than to its Representatives who need to know such information solely for the purpose of a possible Transaction and who have been advised of this letter agreement and the confidential nature of such information and are bound by confidentiality and non-use obligations with respect to the Confidential Information and Transaction Information that are no less onerous than those set forth in this letter agreement): (a) the fact that investigations, discussions or negotiations between the parties hereto are taking place or have taken place concerning a possible Transaction, (b) any of the terms, conditions or other facts with respect to any such possible Transaction, including the status thereof or the other party’s consideration of a possible Transaction, or (in your case) any opinion or view with respect to the Confidential Information or the Company, (c) that the parties or any of their respective affiliates or subsidiaries are or have been considering or reviewing a transaction involving or relating to the other party or (d) that this letter agreement exists or that Confidential Information has been requested or made available to you or your Representatives (clauses (a) through (d) collectively, “Transaction Information”).

Astellas Pharma Inc.

October 15, 2019

8. This letter agreement does not constitute or create any obligation of the Company to provide any information to you. The Company may at any time in its sole discretion decline to provide you with any Confidential Information, deny your access to any electronic data room or terminate further discussions with you regarding a Transaction. You understand that neither the Company nor any of its Representatives have made or make any express or implied representation or warranty as to the accuracy or completeness of any Confidential Information, and agree that neither the Company nor its Representatives shall have any liability to you or your Representatives or stockholders on any basis (including in contract, tort, under federal or state securities laws or otherwise), and neither you nor your Representatives will make any claims whatsoever against such other persons, with respect to or arising out of the review of or use or content of any Confidential Information or any errors therein or omissions therefrom; or any action taken or any inaction occurring in reliance on any Confidential Information, in each case, except as may be expressly provided in any definitive agreement with respect to any Transaction. Unless and until the parties have consummated a Transaction, you and your Representatives agree not to assert any claim of title or ownership to the Confidential Information, nor does this letter agreement grant you or your Representatives any licenses in respect of any such information.

9. Upon termination of this letter agreement in accordance with Section 22 or, if earlier, at the request of the Company, you and your Representatives shall promptly, at your election, either (a) return to the Company all written or electronic Confidential Information then in your or your Representatives’ possession or (b) destroy all written or electronic Confidential Information then in your or your Representatives’ possession. In either event, you shall also destroy all written or electronic data developed or derived from Confidential Information, and shall direct your Representatives to do likewise. All return and/or destruction pursuant to this Section 9 shall be certified in writing to the Company by an authorized officer supervising such destruction. In such event, all oral Confidential Information and Transaction Information shall remain subject to the terms of this letter agreement. Notwithstanding anything to the contrary in the foregoing, such obligation to return or destroy Confidential Information shall not cover information (1) to the extent required to be retained by a regulator or order or pursuant to applicable law or regulation, or as required to be retained pursuant to internal document retention policy, legal compliance purposes or professional standards or (2) that is automatically maintained on routine computer system backup tapes, disks or other backup storage devices to which access is limited to legal, compliance and IT personnel as long as such backed-up information is not used, disclosed, accessed or otherwise recovered from such backup devices; provided that such materials referenced in this sentence shall remain subject to the terms of this letter agreement applicable to Confidential Information.

10. Neither you nor any of your Representatives will initiate or cause to be initiated any (a) communication concerning Confidential Information, (b) requests for meetings with management in connection with a possible Transaction (including, for the avoidance of doubt, any equity or employment agreements to be entered into in connection therewith) or (c) any other communication relating to the Company (other than in the ordinary course of business) or a possible Transaction, in each case with any director, officer or employee of the Company or any of its subsidiaries who has not been designated by Natalie Holles. Any requests for information, meetings or discussions relating to a possible Transaction should be directed solely to Natalie Holles or Centerview Partners LLC (or such other person as may be designated in writing by Natalie Holles).

Astellas Pharma Inc.

October 15, 2019

11. You agree that, for a period of 12 months from the date of this letter agreement, neither you nor any of your controlled affiliates or subsidiaries will, directly or indirectly, and will not knowingly encourage or knowingly assist others to, without the prior written invitation of the Company’s Board of Directors or chief executive officer:

(a)

acquire or agree, offer, seek or propose to acquire, or cause to be acquired, ownership (including any voting right or beneficial ownership as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of any securities of the Company or any option, forward contract, swap or other position with a value derived from securities of the Company or conveying the right to acquire or vote securities of the Company, or any ownership of all or a material portion of the assets or businesses of the Company or any of its subsidiaries, or any rights or options to acquire any such ownership (including from a third party);

(b)

make, or in any way participate in, any “solicitation” (as such term is defined in Rule 14a-1 under the Exchange Act, including any otherwise exempt solicitation pursuant to Rule 14a-2(b) under the Exchange Act) to vote or seek to advise or influence in any manner whatsoever any person with respect to the voting of any securities of the Company;

(c)	form, join, or participate in a “group” (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to any voting securities of the Company;

(d)	participate in any financing for the purchase by any third party of any voting securities, or securities convertible or exchangeable into or exercisable for any voting securities, of the Company;

(e)

otherwise act, whether alone or with others, to seek to propose to the Company or any of its stockholders any merger, business combination, tender or exchange offer, restructuring, recapitalization, liquidation of or other similar transaction with or involving the Company or any of its subsidiaries or otherwise act, whether alone or with others, to seek to control, change or influence the management, Board of Directors or policies of the Company, publicly comment on any of the foregoing, or nominate any person as a director of the Company, or propose any matter to be voted upon by the stockholders of the Company;

(f)

solicit, negotiate with, or provide any information to, any person with respect to a merger, business combination, tender or exchange offer, restructuring, recapitalization, liquidation of or other similar transaction with or involving the Company or any other acquisition of the Company, any acquisition of voting securities of or all or substantially all of the assets of the Company, or any other similar transaction;

(g)	knowingly advise, assist or encourage any other person in connection with any of the foregoing;

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October 15, 2019

(h)	enter into any discussions, negotiations, arrangements or understandings with any third party with respect to, any of the foregoing, or announce an intention to do so;

(i)	take any action that could reasonably be expected to cause or require you or the Company to make a public announcement regarding any of the types of matters set forth in this Section 11; or

(j)	disclose any intention, plan or arrangement inconsistent with the foregoing.

Notwithstanding anything to the contrary in this Section 11, nothing shall prevent a private communication to the Company’s Board of Directors or chief executive officer so long as such private communication would not reasonably be expected to require a public disclosure under applicable law or the listing requirements of the primary securities exchange on which the Company’s securities are listed other than to the extent required in a proxy statement or Schedule 14D-9 filed by the Company with respect to an acquisition or merger transaction; provided that the contents, subject and existence of any such communications shall constitute Confidential Information hereunder.

Notwithstanding anything contained herein to the contrary, this paragraph 11 (and any similar restrictions contained herien) shall become inapplicable in the event that (a) the Company’s Board of Directors approves, or the Company or its subsidiaries enters into, a definitive agreement with respect to a transaction with any person that would result in such person beneficially owning (i) more than 50% of the Company’s outstanding voting securities, (ii) securities convertible into more than 50% of the Company’s outstanding voting securities or (iii) all or substantially all of the assets of the Company and its subsidiaries, (b) any person or persons acting in concert shall have commenced a tender offer or exchange offer for more than 50% of the Company’s outstanding voting securities and the Company’s Board of Directors shall have either recommended that the Company’s stockholders tender or exchange their voting securities in such offer or failed to recommend that the Company’s stockholders reject such offer within 10 business days following the commencement of any such offer, or (c) the Company’s Board of Directors adopts a plan of liquidation or dissolution.

12. You agree that, for a period of 12 months from the date of this letter agreement, neither you nor your controlled affiliates will, directly or indirectly, solicit for employment any employee of the Company or any of its subsidiaries at or above the level of vice president who first became known to you or your affiliates in connection with evaluating the Transaction or with respect to whom you have had substantive interaction in connection with evaluating the Transaction (other than any such employee who ceases to be employed by the Company or any of its subsidiaries at least three months prior to such solicitation), or otherwise solicit, induce or encourage any such person to discontinue or refrain from entering into any employment or consulting relationship (contractual or otherwise) with the Company or any of its subsidiaries; provided that this sentence shall not prohibit (a) general advertising or other general solicitation through newspaper advertisements or Internet posting services not targeted at the employees of the Company or its subsidiaries, (b) any broad based recruitment efforts conducted by a recruitment agency not directed by you or your affiliates at the Company or any of its subsidiaries or (c) any response to, or hiring of, a person who contacts you or your affiliates at his or her own initiative without any prior encouragement or solicitation (other than as permitted by clause (a) or (b) of this proviso).

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October 15, 2019

13. You acknowledge that the Company may be entitled to the protections of the attorney work-product doctrine, attorney-client privilege or similar protections or privileges with respect to portions of certain Confidential Information. The Company is not waiving, and will not be deemed to have waived or diminished, any of its attorney work-product protections, attorney-client privileges or similar protections or privileges as a result of the disclosure of such Confidential Information pursuant to this letter agreement. The parties (a) share a common legal and commercial interest in such Confidential Information, (b) may become joint defendants in proceedings to which such Confidential Information relates and (c) intend that such protections and privileges remain intact should either party become subject to any actual or threatened proceeding to which such Confidential Information relates. In furtherance of the foregoing, you will not claim or contend, in proceedings involving either party, that the Company waived the protections of the attorney work-product doctrine, attorney-client privilege or similar protections or privileges as a result of the disclosure of such Confidential Information pursuant to this letter agreement.

14. Each of the parties acknowledges and agrees that the other party would be irreparably injured by a breach of this letter agreement by the other party or its respective Representatives and that money damages are an inadequate remedy for an actual or threatened breach of this letter agreement because of the difficulty of ascertaining the amount of damage that will be suffered by such party in the event that this letter agreement is breached. Therefore, each of the parties agrees to the granting of specific performance of this letter agreement and injunctive or other equitable relief in favor of the other party as a remedy for any such breach, without proof of actual damages. Each of the parties further waives any requirement for the securing or posting of any bond in connection with any such remedy. Such remedy shall not be deemed to be the exclusive remedy for such breach of this letter agreement, but shall be in addition to all other remedies available at law or equity to the other party. In the event of an order by a court of competent jurisdiction relating to a breach of this letter agreement, the non-prevailing party shall reimburse the prevailing party for all reasonable attorneys’ fees incurred by the prevailing party incurred in connection with any litigation relating to such breach.

15. No failure or delay by either party in exercising any right, power or privilege under this letter agreement shall operate as a waiver thereof, and no single or partial exercise thereof shall preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

16. No contract or agreement providing for a Transaction shall be deemed to exist unless and until a definitive agreement has been executed and delivered by each of the parties thereto. Accordingly, each party agrees that unless and until any definitive agreement with respect to a Transaction has been executed and delivered by the parties, neither of the parties nor any of their affiliates or subsidiaries will be under any legal obligation of any kind whatsoever with respect to such a Transaction by virtue of this or any written or oral expression with respect to such Transaction by any of its directors, officers, employees, agents or any other Representatives, except for the matters specifically agreed in this letter agreement and as may be set forth in such any such definitive agreement. Each party hereto further acknowledges and agrees that (a) the other party shall have no obligation to authorize or pursue with it any Transaction, (b) it understands that the other party has not, as of the date hereof, authorized or made any decision to pursue any such Transaction, (c) it reserves the right, in its sole and absolute discretion and without giving any reason therefor, to reject all proposals and to terminate discussions and negotiations, in each case, at any time and (d) the Company reserves the right to terminate access to Confidential Information at any time. For purposes of this letter agreement, the term “definitive agreement” does not include an executed letter of intent, this letter agreement or any non-disclosure or other preliminary written agreement, nor does it include any written or oral offer or bid or any written or oral acceptance thereof.

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October 15, 2019

17. This letter agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns. This letter agreement contains the entire agreement between the parties hereto concerning the subject matter hereof and supersedes all previous agreements, written or oral, between the parties hereto or their respective affiliates, relating to the subject matter hereof. No waiver of the terms and conditions hereof will be binding unless approved in writing by the party against whom such waiver is sought to be enforced. No amendment of this letter agreement will be binding unless approved in writing by both parties hereto.

18. If any term, provision, covenant or restriction of this letter agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this letter agreement shall remain in full force and effect to the fullest extent permitted by law and shall in no way be affected, impaired or invalidated.

19. This letter agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to agreements entered into and performed solely within the State of Delaware, without regard to any principles of conflicts of law that would refer a matter to another jurisdiction. EACH PARTY HERETO ALSO HEREBY IRREVOCABLY AND UNCONDITIONALLY CONSENTS TO SUBMIT TO THE JURISDICTION OF THE CHANCERY COURT OF THE STATE OF DELAWARE LOCATED IN WILMINGTON, DELAWARE, AND RELATED APPELLATE COURTS, AND OF THE UNITED STATES OF AMERICA LOCATED IN DELAWARE, for any actions, suits or proceedings arising out of, or relating to, this letter agreement or the transactions contemplated hereby, and each party agrees not to commence any action, suits or proceeding relating thereto except in such courts. Each party hereto further agrees that service of any process, summons, notices or documents by U.S. registered mail, postage prepaid, to its address set forth in this letter agreement shall be effective service for process for any action, suit or proceeding brought against such party in any such court. Each party hereto irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this letter agreement or the transactions contemplated hereby, in the courts of the State of Delaware or the United States of America located in the State of Delaware. Each party hereto hereby further irrevocably and unconditionally waives any right to trial by jury and waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

20. For purposes of this letter agreement, (a) the term “person” means any individual, corporation, partnership, limited liability company, firm, joint venture, association, joint-stock company, trust, unincorporated organization, governmental or regulatory body or other entity, (b) the term “affiliate” means, when used with respect to any party, a person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such party, (c) the term “subsidiary” means, when used with respect to any party, (i) a person that is directly or indirectly controlled by such party, (ii) a person of which such party beneficially owns, either directly or indirectly, more than 50% of the total combined voting power of all classes of voting securities of such person, the total combined equity interests of such person or the capital or profit interests, in the case of a partnership or (iii) a person of which such party has the power to vote, either directly or indirectly, sufficient securities to elect a majority of the board of directors

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or similar governing body of such person and (d) the term “control” means, when used with respect to any specified person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person, whether through the ownership of voting securities or other interests, by contract, agreement or otherwise.

21. This letter agreement may be executed in counterparts, each of which shall be deemed to be an original, but both of which shall constitute the same agreement. Signatures to this letter agreement transmitted by electronic mail in “portable document format” (.pdf) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

22. Except as otherwise explicitly stated above, your obligations under this letter agreement shall terminate on the date occurring two years after the date of this letter agreement, except such obligations under Sections 8, 9 and 13 through 20, which shall have no expiration period. The termination of this letter agreement shall not relieve either party from its responsibilities in respect of any breach of this letter agreement prior to such termination.

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Astellas Pharma Inc.

October 15, 2019

If you are in agreement with the foregoing, please so indicate by signing and returning one copy of this letter agreement, which will constitute our agreement with respect to the matters set forth herein.

Very truly yours,

Audentes Therapeutics, Inc.

By:	/s/ Mark Meltz
Name:	Mark Meltz
Title:	SVP, General Counsel

Accepted, Confirmed and Agreed:

Astellas Pharma Inc.

By:	/s/ Toshiyuki Ishii
Name:	Toshiyuki Ishii
Title:	Executive Director, Business Development